Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 29, 2005

American Natural Energy Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	0-18596	73-1605215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 South Yale — Suite 300, Tulsa, Oklahoma 74136

(Address of principal executive offices)

Registrant’s telephone number, including area code: (918) 481-1440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 29, 2005, we executed an amended and restated Trust Indenture with Computershare Trust Company of Canada relating to our outstanding 8% Convertible Secured Debentures (the “Debentures”). The Debentures were originally issued in a transaction completed in October 2003 and related to the issue and sale of an aggregate of $12.0 million principal amount of Debentures outstanding. As a consequence of conversions of Debentures through April  , 2005, the outstanding principal of the Debentures was $11,175,000 million as of June 29, 2005. As amended, the Debentures mature and are due and payable on September 30, 2006. Also, as amended, the outstanding principal of the Debentures is convertible into shares of our Common Stock at any time prior to maturity at a reduced conversion price of $0.15 per share, subject to anti-dilution adjustment. The Debentures are redeemable by us at any time after October 1, 2004 if the average weighted price per share on the TSX Venture Exchange for a 20 consecutive trading day period prior to the date notice of redemption is given has exceeded 166-2/3% of the conversion price. The Debentures are collateralized by substantially all of our assets.

     Among our other covenants made for the benefit of the holders of Debentures in the amended and restated Trust Indenture, we agreed as promptly as practicable after June 29, 2005 to prepare and file at our expense under the U.S. Securities Act of 1933, as amended, one or more registration statements and post-effective amendments to registration statements to enable the re-sale of the shares of our common stock issuable on conversion of the Debentures under the reduced conversion price of $0.15 per share. We agreed to use our best efforts to maintain the effectiveness of such registration statements for a period of two years following the effective date.

     The amended terms of the Trust Indenture permit us, with respect to one or more individual wells, to obtain a release of the mortgage, collateral assignment and security agreement collateralizing the Debentures where the Trustee under the Trust Indenture is provided with evidence, in the form of an officers’ certificate, that an assignee of an interest in the well or wells has completed the well or wells and we request a partial release of the mortgage, collateral assignment and security agreement with respect to the well or wells.

     Events of default under the Trust Indenture, which were not amended in the amended and restated Trust Indenture, include (a) default in the payment of principal when due, (b) default in the payment of interest on any Debenture and such default continues for a period of 10 days, (c) a decree of a court is entered adjudging us bankrupt or insolvent, (d) a resolution is passed for our winding up or liquidation, with certain exceptions, (e) we fail to pay principal or interest on any indebtedness in an amount greater than $250,000 when due and beyond any grace period, (f) the occurrence of any event granting any person the right to accelerate any of our indebtedness in an amount greater than $250,000 and such event is not cured or waived within 30 days, (g) we fail to observe or perform any other covenant in the Trust Indenture and notice is given by the Trustee requiring us to put an end to such failure of observance or performance and we fail to cure such default within a period of 30 days, (h) there is a change in control of our company, or (i) subject to certain events occurring, there ceases to be two Directors representing the holders of Debentures on our Board of Directors. If an event of default occurs and is continuing, the Trustee may, and upon the request of the holders of 25% in principal amount of Debentures outstanding, the Trustee must declare the principal amount of Debentures outstanding due and payable.

     As permitted under the terms of the Trust Indenture, certain terms of the Trust Indenture, described above, were amended upon receiving the approval of at least 66-2/3% of the principal amount of Debentures outstanding. The adoption and implementation of the amendments was also subject to the approval of the TSX Venture Exchange and the amendment of our certificate of incorporation at our meeting of stockholders held on June 23, 2004.

Item 9.01. Financial Statements and Exhibits.

     (a) Financial Statements of businesses acquired. None required.

     (b) Pro forma financial information. None required.

     (c) Exhibits:

Exhibit Number	Description of Document
4.1	Trust Indenture (Amended and Restated as of June 29, 2005) between Registrant and Computershare Trust Company of Canada

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Natural Energy Corporation
Dated: July 5, 2005	By:	/s/ Michael K. Paulk
Michael K. Paulk, President